                            CERTIFICATE OF CONVERSION
                       FROM A LIMITED LIABILITY COMPANY TO
                      A CORPORATION PURSUANT TO SECTION 265
                     OF THE DELAWARE GENERAL CORPORATION LAW

1.   The date on which the limited liability company was first formed is January
     9, 2004.

2.   The name of the limited liability company  immediately prior to filing this
     Certificate is Cinergy Solutions of San Diego, LLC.

3.   The  name  of  the   corporation  as  set  forth  in  the   Certificate  of
     Incorporation  filed in accordance with Section 265(b) is Cinergy Solutions of San Diego, Inc.

4.   The limited  liability company herein being converted is duly organized and existing under the laws of Delaware.

                                                     By:  Julia S. Janson
                                                     --------------------
                                                            Secretary